Exhibit 3.2

STATE OF DELAWARE

SECRETARY OF STATE

DIVISION OF CORPORATIONS

FILED 09:00 MI 05/20/1999

991201701 — 2999595

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

RUBINCON VENTURES INC.

RUBINCON VENTURES INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of said corporation at a meeting duly convened and held, adopted the following resolution:

RESOLVED that the Board of Directors hereby declares it advisable and in the best interest of the Company that Article Fourth of the Certificate of Incorporation be amended to read as follows:

Twenty-Five Million (25,000,000) shares with a par value of One Mil ($0.00) per share, amount to Twenty-Five Thousand Dollars ($25,000).

SECOND: That the said amendment has been consent to and authorized by the holders of a majority of the issued and outstanding stock entitled to vote by written consent given in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 and 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this Certificate to be signed by Carsten Mide, this 12th day of April A.D., 1999.

/s/ Carsten Mide
Carsten Mide Authorized Officer